Exhibit 99.1

May 22, 2007

VIA OVERNIGHT MAIL

Lisa Brinkley

AMVESCAP PLC

30 Finsbury Square

London EC2A 1AG

England

Kenisha D. Duplechain

AMVESCAP U.S. Compliance Department

11 Greenway Plaza, Suite 100

Houston, TX 77046-1173

Re: Beneficial Ownership of Jackson Hewitt Tax Service Inc. Common Stock

Dear Ms. Brinkley and Ms. Duplechain:

Based on the Schedule 13G filed with the Securities and Exchange Commission on May 10, 2007, it was reported that, as of April 30, 2007, AMVESCAP PLC and certain of its subsidiaries (collectively, “AMVESCAP”) are the beneficial owners of 14.84% of the outstanding shares of common stock of Jackson Hewitt Tax Service Inc. (the “Company”). Please be advised that as a result of additional share repurchases made during the fiscal year ended April 30, 2007, there were 31,116,181 shares of common stock outstanding (net of treasury stock) and AMVESCAP beneficially owned 15.41% of the outstanding shares of the Company’s common stock as of that date.

Pursuant to the Jackson Hewitt Tax Service Inc. Rights Agreement (the “Rights Agreement”), certain rights are triggered when an entity has acquired beneficial ownership of 15% or more of the outstanding shares of the Company’s common stock. However, as provided in Section 1(a) of the Rights Agreement, these rights are not triggered when the entity becomes the beneficial owner of more than 15% of the shares of the Company’s common stock as a result of share repurchases by the Company unless and until such entity, after becoming aware that such entity has become the beneficial owner of 15% or more of the then outstanding shares of common stock, acquires beneficial ownership of additional shares of common stock representing 1% or more of the shares of common stock then outstanding. Consequently, should AMVESCAP acquire an additional 311,161 shares of the Company’s common stock, certain of the rights set forth in the Rights Agreement will be triggered.

3 Sylvan Way - 3rd Floor, Parsippany, NJ 07054

www.jacksonhewitt.com

Please note that the Rights Agreement was filed as Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2004. Please also note that all future correspondence should be sent to 3 Sylvan Way, Parsippany, NJ 07054.

Sincerely,

/s/ Evan S. Reed
Evan S. Reed
Associate Counsel

cc:	Mark L. Heimbouch, Jackson Hewitt Tax Service Inc.
Steven L. Barnett, Jackson Hewitt Tax Service Inc.